UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 7, 2016

Date of Report (Date of earliest event reported)

ADESTO TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-37582	16-1755067
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1250 Borregas Avenue, Sunnyvale 94089

(Address of principal executive offices) (Zip Code)

(408) 400-0578

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 7, 2016, Adesto Technologies Corporation (the “Company”), entered into a business financing agreement (“Credit Facility”) with Western Alliance Bank (“Western Alliance”) as the lender. The Credit Facility provides for (i) a term loan of up to $18.0 million and (ii) a revolving credit line advance in the aggregate amount of the lower of (x) $2.0 million and (y) 80% of certain of the Company’s receivables. The term loan made pursuant to the Credit Facility bear interest at a rate per annum equal to the greater of the prime rate and 3.5%, plus 0.75%, and matures in June 2019. The Company is also required to pay a facility fee of $150,000 upon entry into the Credit Facility and an additional $10,000 on July 7, 2017. To the extent there are outstanding balances under the revolving credit line advance, Western Alliance will have exclusive right to receive all collections on all of the Company’s receivables and the Company will pay maintenance fees and additional charges to Western Alliance. The Company will make interest-only payments on the term loan from July 2016 through September 2016 and will make principal and interest payments in 33 equal monthly installments starting October 2016.

The Company’s obligations under the Credit Facility are secured by a security interest in substantially all of the assets of the Company and any domestic subsidiaries, subject to certain customary exceptions.

The Company also has the option to prepay the term loan under the Credit Facility at any time and the Company is obligated to pay a termination fee equal to $20,000 plus 2.0% of the principal amount of the term loan if the prepayment occurs prior to the one year anniversary of the Credit Facility. The Credit Facility contains customary representations and warranties and affirmative and negative covenants. Among other negative covenants, the Company may not permit the ratio of the balance of unrestricted cash deposited at Western Alliance to the total amounts owned with respect to the term loan to be less than 1.15 to 1.00.

The Credit Facility contains customary events of default, including, among others: non-payment of principal, interest or other amounts when due; provision of false or misleading of representations and information; Western Alliance fails to have an enforceable first lien on the collateral; cross-defaults with certain other indebtedness; certain undischarged judgments; bankruptcy, insolvency or inability to pay debts; and a change of control of the Company. Upon the occurrence and during the continuance of an event of default, the interest rate on the borrowing increases by 500 basis points and the lender may terminate the commitments under the Credit Facility and declare the loans and all other obligations under the Credit Facility immediately due and payable.

The description of the Credit Facility contained herein does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Facility, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 1.02 Termination of a Material Definitive Agreement.

On July 7, 2016, the Company terminated its existing Credit Agreement, dated as of April 30, 2015, by and among the Company, Opus Bank and certain other parties. In connection with termination and new borrowings under the new Credit Facility, the Company paid off all outstanding borrowings, accrued interest, and fees under the existing facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant

The information relating to the financing contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADESTO TECHNOLOGIES CORPORATION

Date: July 13, 2016	By:	/s/ Ron Shelton
		Name:	Ron Shelton
		Title:	Chief Financial Officer and Secretary